DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NON-MANAGEMENT DIRECTORS For the period between each annual meeting of shareholders (the “Board Year”), non- management directors receive the following compensation: • an annual equity award equal to $235,000 granted in shares of State Street common stock; and • an annual retainer equal to $110,000, plus the following additional annual retainers: • Lead Director: $130,000; • for a non-management Director, other than the Lead Director, who is the Examining and Audit Committee Chair, the Risk Committee Chair, Human Resources Committee Chair or the Technology and Operations Committee Chair, of $45,000; • for a non-management Director, other than the Lead Director, who is the Nominating and Corporate Governance Committee Chair, of $30,000. Each annual retainer is payable, at the Director's election upon advance notice to State Street, as an award of State Street common stock, or a single lump sum of cash. All cash payments or issuance of State Street common stock awards, as applicable, will be paid within 45 days of the 2025 Annual Meeting (or if later the initial board meeting date a non- management Director joins the Board and/or assumes the applicable Lead Director or committee Chair position.) All awards of shares of State Street common stock, unless otherwise provided under the Amended and Restated 2017 Stock Incentive Plan, are calculated based on the closing price of our common stock on the New York Stock Exchange on the date of election (or, if later, the date of joining the Board of Directors and/or assuming the applicable Lead Director or committee Chair position), rounded up to the nearest whole share. All awards of shares of State Street common stock shall vest immediately at the time of grant. Each fee, retainer and award is subject to any outstanding effective deferral election made by a non- management Director under the terms of the State Street Corporation Deferred Compensation Plan for Directors. Annual retainers and annual equity awards are prorated for any non- management Director joining the Board and/or assumes the applicable Lead Director or committee chair position after the beginning of the Board Year. Beginning with the eleventh Board meeting attended during the Board Year, each non- management Director is entitled to meeting fees of $1,500 payable in cash, within 45 days of the applicable meeting. Non-management Directors are also entitled to reimbursement of expenses incurred in attending meetings of the Board or Board committee, payable in cash. Pursuant to State Street’s Deferred Compensation Plan for Directors, Directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) annual equity award and/or (3) meeting fees. Non-management Directors also may elect to receive their retainers in cash or shares of State Street common stock. Non-management Directors who elect to defer the cash payment Exhibit 10.2 of their retainers or meeting fees may choose from four notational investment fund returns for such deferred cash. Deferrals of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock for any dividends or distributions on State Street common stock. Deferred amounts will be paid at the termination of Board service as either a lump sum or in installments over a two- to five-year period, as elected by the non- management Director.